                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-62762



                   PROSPECTUS SUPPLEMENT DATED AUGUST 28, 2001
                       (TO PROSPECTUS DATED JULY 27, 2001)

                         800,306 SHARES OF COMMON STOCK

                                  INTRADO INC.

                    -----------------------------------------

     You should read this Prospectus Supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              SELLING STOCKHOLDERS

     The following table updates information contained in the prospectus, dated July 27, 2001, regarding the security holders that may use this prospectus to sell their common stock.

                                          Number of       Shares Which              Shares Owned
                                        Shares Owned       May be Sold           After Offering (1)
                                         Before the        Pursuant to       -------------------------
Selling Stockholders                      Offering       this Prospectus       Number       Percentage
-----------------------------------     ------------     ---------------     ----------     ----------
RS Investment Management Co. LLC           632,111           632,111             -0-            -0-
Alan Budd Zuckerman                        117,664           117,664             -0-            -0-
Thomas W. Schneider                          1,850             1,850             -0-            -0-
Floyd Murray LLC                               720               720             -0-            -0-
Keith A. Koch                                  537               537             -0-            -0-
Thomas J. O'Rourke                             404               404             -0-            -0-
Siegfried P. Duray-Bito                        300               300             -0-            -0-
Sherry L. Andersen                             300               300             -0-            -0-
Jay A. Murray                                  270               270             -0-            -0-
Richard J. Rouse                               210               210             -0-            -0-
J. Patrick Driver                              150               150             -0-            -0-
Bathgate McColley Capital Group LLC          7,500             7,500             -0-            -0-
Cynthia Cox                                  1,700             1,700             -0-            -0-
Leopard Communications                      36,590            36,590             -0-            -0-


-------------------

(1)  Assumes all shares offered are sold.



     Except as otherwise noted, neither the selling stockholders, nor their officers, directors and major shareholders, has held any material relationship with Intrado or any of our affiliates within the past three years other than as an owner of our securities.

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is August 28, 2001.

                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-62762


                                   PROSPECTUS

                               DATED JULY 27, 2001.

                                  INTRADO INC.

                      UP TO 800,306 SHARES OF COMMON STOCK

         The selling stockholders listed on page 8 are offering up to 800,306 shares of common stock. Intrado will not receive any proceeds from the sale of common stock by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "TRDO." On July 26, 2001, the closing price for our common stock was $20.15 per share.

         The selling stockholders may sell the common stock on the Nasdaq National Market at prevailing market prices, in negotiated transactions, or otherwise. See "Plan of Distribution."

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.




         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is July 27, 2001.

                               ABOUT INTRADO INC.

     Intrado Inc. is the leading provider of 9-1-1 operations support system services to telecommunications carriers. Our customers include incumbent local exchange carriers, competitive local exchange carriers, wireless carriers, and state and local governments in North America. We have redefined the market for 9-1-1 operations support systems by creating the first and largest 9-1-1 service bureau, with over 101 million subscriber data records under management throughout North America. In addition, we license our 9-1-1 operations support system software to carriers that wish to manage their 9-1-1 data systems in-house.

     We manage the data that enables a 9-1-1 call to be routed to the appropriate public safety answering point or "PSAP" with accurate and timely information about the caller's call-back number and location. Each day, we receive subscriber and coverage updates from our telecommunications carrier customers, as well as public safety jurisdiction boundary changes from PSAPs. Records identified as potentially having problems are separated automatically and reviewed and analyzed by our data integrity team. The clean data is then inserted into the 9-1-1 system, so that the call may be routed to the appropriate PSAP with the correct location and call-back number. This complex and detailed process allows our customers to comply with regulatory mandates and to provide additional value-added services.

     Our solution is comprehensive and cost-effective, as well as highly reliable and secure. Our customers may outsource virtually all of their 9-1-1 data management operations, including system activation, routine data administration, event transaction processing and performance management. Our customers include, among others, Ameritech, AT&T Wireless Services, BellSouth, Worldcom, Sprint PCS, the General Services Commission of the State of Texas and Qwest.

     We incorporated in July 1979 in the State of Colorado under the name Systems Concepts of Colorado, Inc. and reincorporated in September 1993 in the State of Delaware under the name SCC Communications Corp. In May 2001, we changed the name of our company to Intrado Inc.


                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision.

OUR OPERATING RESULTS MAY FLUCTUATE, CAUSING OUR STOCK PRICE TO DECLINE.

     Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. We experienced a profit in 1998, but had a net loss of approximately $1.3 million in 1999 and a net loss of $9.5 million in 2000. Therefore, you should not rely on period-to-period comparisons of revenue or operating results as an indication of our future performance. If our quarterly revenue or operating results fall below the expectations of the investors or securities analysts, the price of our common stock could fall substantially.

     Our operating results may continue to fluctuate as a result of many factors, including:

     o our planned investments in research, development and marketing to expand our service offerings;
     o    the size, timing and duration of significant customer contracts;
     o our ability to integrate new customers and assets acquired in acquisitions, such as our May 2001 acquisition of Lucent Public Safety Systems;
     o    the number of subscriber records under our management;
     o the unpredictable rate of adoption of wireless services by public service answering points;
     o the introduction and market acceptance of our and our competitors' new products and services;
     o price competition from entities with substantially greater resources than us;
     o the amount of up-front expenditures required to meet our customers' demands and to expand our infrastructure, combined with the length of our sales cycle;

     o    sales channel constraints;
     o constraints on our sales and marketing efforts due to conflicts of interest and the fact that many of our customers compete with each other;
     o the success or failure of our Alliance Program, which we initiated in 1999 to partner with companies that provide support systems to competitive local exchange carriers that are complementary with our 9-1-1 support systems, such as billing and customer care services;
     o technical difficulties and network downtime, including that caused by unauthorized access to our systems; and
     o    new developments in telecommunications legislation and regulations.

WE DEPEND ON LARGE CONTRACTS FROM A LIMITED NUMBER OF SIGNIFICANT CUSTOMERS AND THE LOSS OF ANY OF THOSE CONTRACTS WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We historically have depended on, and expect to continue to depend on, large contracts from a limited number of significant customers. We provide our services to a range of customers, including incumbent local exchange carriers, competitive local exchange carriers, wireless carriers and state and local government agencies. We also license our software and provide 9-1-1 data clearinghouse services directly and indirectly to over 750 independent telephone companies. During the year ended December 31, 2000, we recognized approximately 66% of total revenue from continuing operations from Ameritech, BellSouth Inc. and Qwest, each of which accounted for greater than 10% of our revenue. During the year ended December 31, 1999, we recognized approximately 81% of total revenue from Ameritech, BellSouth Inc. and Qwest, each of which accounted for greater than 10% of our revenue. No other customers accounted for more than 10% of our total revenue during those periods. We believe that these customers may continue to represent a substantial portion of our total revenue in the future. Certain contract provisions allow these customers to cancel their contracts with us in the event of changes in regulatory, legal, labor or business conditions. Our contracts with these customers expire in 2005. The loss of any of these customers would have a material adverse effect on our business, financial condition and results of operations.

IN ACQUIRING LUCENT PUBLIC SAFETY SYSTEMS, WE MAY EXPERIENCE FINANCIAL OR OPERATIONAL PROBLEMS AND YOUR OWNERSHIP INTEREST MAY BE SIGNIFICANTLY DILUTED.

     In May 2001, we acquired specified assets and assumed specified liabilities associated with the business of Lucent Public Safety Systems, an internal venture of Lucent Technologies Inc. The acquisition may not produce the revenues, earnings or business synergies that we anticipate. To integrate the operations and personnel of the acquired business, we may encounter significant difficulties and incur substantial expenses. In particular, we may lose the services of key employees of the acquired business and the separation of the business from Lucent Technologies may impair relationships between the acquired business and its employees and customers. Because our management has limited experience in acquisitions and in integrating acquired companies or technologies into our operations, we may not be able to manage the acquisition successfully. Moreover, the time and effort we spend integrating the acquired business into our business may divert our time and attention from existing operations.

     Furthermore, Lucent Public Safety Systems was not accounted for as a separate reporting entity within Lucent Technologies. As a result, we may encounter unexpected financial or operational difficulties that were not apparent from historical financial reports. This could prevent us from realizing the anticipated benefits of the acquisition and cause the market value of our common stock to decline.

OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     The market for our services and products has been influenced by various laws and regulations, including:

     o    the adoption of regulations under the Telecommunications Act of 1996;
     o the duties imposed on Intrado as a result of its status as a competitive local exchange carrier;
     o the duties imposed on incumbent local exchange carriers by the Telecommunications Act of 1996 to open the local telephone markets to competition;

     o the responsibilities of local exchange carriers to provide subscriber records to emergency service providers under the Wireless Communications and Public Safety Act of 1999;
     o the impact of various federal and state regulations on wireless carriers that provide enhanced 9-1-1 service;
     o various state and local requirements, including but not limited to jurisdictions in which we are a regulated utility and may be a party to various regulatory actions; and
     o the requirements imposed on carriers by the Federal Communications Commission in Docket 94-102.

Any changes to these legal requirements, including those caused by the adoption of new regulations by federal or state regulatory authorities or by legal challenges, could have a material adverse effect upon the market for our services and products. Although these laws and regulations were designed or modified in some respects to expand competition in the telecommunications industry, the realization of these objectives is subject to many uncertainties, including renewed Congressional interest, judicial and administrative proceedings designed to define rights, obligations, and activities of local exchange carriers, and other regulatory, economic and political factors.

     Litigation, regulatory changes, and legislative activity may delay full implementation of the Telecommunications Act or similar federal and state legislation and regulations, which could adversely affect demand for our services and products. Any invalidation, repeal, modification or delay in the requirements imposed by the Federal Communications Commission or by any state utility commissions could have a material adverse effect on our business, financial condition and results of operations. Moreover, customers may require us, or we otherwise may deem it necessary or advisable, to modify our services and products to address actual or anticipated changes in the regulatory environment. Any other delays in implementation of these laws and regulations, or other regulatory changes or similar developments, could have a material adverse effect on our business, financial condition and results of operations.

     9-1-1 services generally are funded by a locally imposed monthly subscriber fee. A portion of this fee is paid to the local carrier providing the 9-1-1 services. We generally receive a monthly fee per subscriber from our wireline customers for management of 9-1-1 data records, and subscriber-based or cellular tower-based fees from our wireless customers, allowing the carrier to match our fixed revenue stream for 9-1-1 services with a fixed cost for record and cell tower management. Changes by local governments in the funding mechanism for 9-1-1 services or the parties responsible for the provision of such services could have a material adverse effect on our business, financial condition and results of operations.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, AND WE COULD LOSE OUR COMPETITIVE POSITION AND FAIL TO GROW OUR BUSINESS IF WE DO NOT DEVELOP AND OFFER NEW PRODUCTS AND SERVICES.

     The market for our services is characterized by rapid technological change, frequent new product or service introductions, evolving industry standards and changing customer needs. If we are unable to develop and introduce new services and products to these new markets in a timely manner, or if a new release of a product or service to such new markets does not achieve market acceptance, our business, financial condition and results of operations could be materially adversely affected.

SUBSTANTIALLY ALL OF OUR REVENUE IS DERIVED FROM OUR 9-1-1 DATA MANAGEMENT SOLUTION AND OUR OPERATING RESULTS MAY DEPEND UPON OUR ABILITY TO CONTINUE TO SELL THIS SOLUTION.

     We currently derive substantially all of our revenue from the provisioning of our 9-1-1 data management solution to incumbent local exchange carriers, competitive local exchange carriers, wireless carriers and state and local government agencies. Accordingly, we are susceptible to adverse trends affecting this market segment, including government regulation, technological obsolescence and the entry of new competition. We expect that this market may continue to account for substantially all of our revenue in the near future. As a result, our future success depends on our ability to continue to sell our 9-1-1 solution, maintain and increase our market share by providing other value-added services to the market, and successfully adapt our technology and services to other related markets. Markets for our existing services and products may not continue to expand and we may not be successful in our efforts to penetrate new markets.

WE DEPEND ON STRATEGIC PARTNERS FOR DELIVERY OF OUR PRODUCTS AND SERVICES, AND THE DISCONTINUATION OR DISRUPTION OF THESE RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

     We have business relationships with several other businesses on whom we rely substantially for the successful development, implementation and deployment of many of our products and services. Should any of the more strategic of those relationships be discontinued or disrupted for a substantial period of time without a suitably efficient alternative relationship, we might not be able to meet our contractual obligations or otherwise meet our goals of delivering products and services on a timely basis. Any of these consequences could, in turn, have a material adverse impact on our revenue and expenses.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IF WE UNDERESTIMATE COSTS ON OUR FIXED PRICE CONTRACTS.

     During the year ended December 31, 2000, approximately 89% of our revenue was generated on a fixed price per subscriber basis. We generally enter into contracts with two- to ten-year terms and we generally receive a fixed monthly fee based upon the number of subscribers and upon the services selected by the customer. Therefore, our failure to estimate accurately the resources required for a fixed price per subscriber contract could have a material adverse effect on our business, financial condition and results of operations.

WE COULD INCUR SUBSTANTIAL COSTS FROM PRODUCT LIABILITY CLAIMS RELATING TO OUR SOFTWARE.

     Because our services and licensed software products are utilized by our customers to provide critical 9-1-1 services, we are subject to product liability and related claims. Our agreements with customers typically require us to indemnify customers for our own acts of negligence and non-performance. Product liability and other forms of insurance is expensive and may not be available in the future. We cannot be sure that we will be able to maintain or obtain insurance coverage at acceptable costs or in sufficient amounts or that our insurer may not disclaim coverage as to a future claim. A product liability or similar claim may adversely affect our business, operating results or financial condition.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY ANY INTERRUPTION OF OUR SERVICES OR SYSTEM FAILURE.

     Our operations depend on our ability to maintain our computer and telecommunications equipment and systems in effective working order, and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure, sabotage, unauthorized access to our system or similar events. Although all of our mission-critical systems and equipment are designed with built-in redundancy and security, any unanticipated interruption or delay in our operations could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any addition or expansion of our facilities to increase capacity could increase our exposure to damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our property and business interruption insurance may not be adequate to compensate us for any losses that may occur in the event of a system failure. Furthermore, insurance may not be available to us at all or, if available, may not be commercially reasonable.

THE MARKET FOR 9-1-1 DATA MANAGEMENT SOLUTIONS IS HIGHLY COMPETITIVE, AND WE COULD LOSE OUR MARKET POSITION IF WE FAIL TO COMPETE EFFECTIVELY.

     The market for 9-1-1 data management solutions is intensely competitive and we expect competition to increase in the future. We believe that the principal competitive factors affecting the market for 9-1-1 data management services include flexibility, reliability, manageability, technical features, performance, ease of use, price, scope of product offerings, and customer service and support. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, support service, technical and other competitive resources.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     As the number of entrants to our markets increases and the functionality of our services and products increases and overlaps with the products and services of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In certain customer agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In some instances, the amount of the indemnities may be greater than the revenue we received from the customer. Any claims or litigation, with or without merit, could be time consuming, result in costly litigation or require us to enter into royalty or licensing arrangements. Any royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all, and could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE PRICE FLUCTUATIONS FOR REASONS OVER WHICH WE HAVE NO CONTROL.

     The stock market has from time to time experienced, and is likely to continue to experience, extreme price and volume fluctuations. Recently, prices of securities of high technology companies have been especially volatile and have often fluctuated for reasons that are unrelated to the operating performance of the affected companies. The market price of shares of our common stock has fluctuated greatly since our initial public offering and could continue to fluctuate due to a variety of factors, some of which are not within our control. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our charter and bylaws and Section 203 of the Delaware General Corporation Law contain provisions that might enable our management to resist a corporate takeover. Among other things, the board of directors has the ability to issue "blank check" preferred stock without stockholder approval. These provisions may discourage, delay or prevent a change in control or a change in our management. These provisions also could discourage proxy contests and make it more difficult for you to elect directors and take other corporate actions. In addition, these provisions could adversely affect the price that investors are willing to pay for shares of common stock and prevent you from realizing the premium return that stockholders may receive in conjunction with a corporate takeover.

OUR OFFICERS AND DIRECTORS HAVE SIGNIFICANT VOTING POWER AND MAY SUBSTANTIALLY INFLUENCE THE OUTCOME OF ANY STOCKHOLDER VOTE.

     As of April 24, 2001, members of our board of directors and our executive officers, together with members of their families and entities that are affiliated with such persons, beneficially own approximately 18.5% of the outstanding shares of our common stock. Accordingly, these stockholders are able to influence the election of our board of directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. These stockholders may be able to delay or prevent a change in control and may adversely affect the voting and other rights of other holders of common stock.


                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect,"

"intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

     Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:

     o our planned investments in research, development and marketing to expand our service offerings;
     o    the size, timing and duration of significant customer contracts;
     o our ability to integrate new customers and assets acquired in acquisitions, such as our May 2001 acquisition of Lucent Public Safety Systems;
     o    the number of subscriber records under our management;
     o the unpredictable rate of adoption of wireless services by public service answering points;
     o the introduction and market acceptance of our and our competitors' new products and services;
     o price competition from entities with substantially greater resources than us;
     o the amount of up-front expenditures required to meet our customers' demands and to expand our infrastructure, combined with the length of our sales cycle;
     o    sales channel constraints;
     o constraints on our sales and marketing efforts due to conflicts of interest and the fact that many of our customers compete with each other;
     o the success or failure of our Alliance Program, which we initiated in 1999 to partner with companies that provide support systems to competitive local exchange carriers that are complementary with our 9-1-1 support systems, such as billing and customer care services;
     o technical difficulties and network downtime, including that caused by unauthorized access to our systems; and
     o    new developments in telecommunications legislation and regulations.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors."


                           DESCRIPTION OF COMMON STOCK

The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on April 30,1998. We have incorporated our Registration Statement on Form 8-A by reference. As of July 26, 2001, we have 14,492,246 shares of common stock issued and outstanding.


                              SELLING STOCKHOLDERS

     The following table sets forth information regarding the ownership of our common stock by the selling stockholders and the maximum number of shares that may be sold pursuant to this prospectus.

                                   Number of      Shares Which      Shares Owned
                                     Shares        May be Sold    After Offering (1)
                                     Owned         Pursuant      -------------------
                                   Before the       to this
    Selling Stockholders            Offering      Prospectus     Number   Percentage
-----------------------------     -------------   ------------   -------  ----------

RS Investment Management Co. LLC     632,111        632,111         -0-      -0-
Schneider Securities, Inc.            31,605         31,605         -0-      -0-
Genesis Select Corporation           100,000        100,000         -0-      -0-
Leopard Communications                36,590         36,590         -0-      -0-

-----------------------------
(1)  Assumes all shares offered are sold.


     Except as otherwise noted, neither the selling stockholders, nor their officers, directors and major shareholders, has held any material relationship with Intrado or any of our affiliates within the past three years other than as an owner of our securities.


                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest, including in one or more of the following transactions:

     o    on the Nasdaq National Market;
     o    in the over-the-counter market;
     o in transactions other than on the Nasdaq National Market or in the over-the-counter market;
     o    through brokers or dealers, or in direct transactions with purchasers;
     o    in connection with short sales;
     o    by pledge to secure debts and other obligations;
     o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or
     o    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. There is no assurance that the selling stockholders will sell any or all of their common stock. Brokers and dealers that are used will either receive discounts or commissions from the selling stockholders, or will receive commissions from the purchasers.

     The selling stockholders may also elect to sell their shares pursuant to Rule 144 under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.


                                  LEGAL OPINION

     For the purposes of this offering, Brownstein Hyatt & Farber, P.C. has given its opinion as to the validity of the shares offered by the selling stockholders.

                                     EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     Our common stock is listed on the Nasdaq National Market. Reports, proxy statements, and other information concerning Intrado can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 29, 2001;
     o Current Reports on Form 8-K, as filed with the SEC on May 11, May 14, June 4, and July 26, 2001;
     o Definitive Proxy Statement for the 2001 Annual Meeting of Stockholders, as filed with the SEC on May 10, 2001;
     o Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001; and
     o the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on August 14, 1996.

We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

                  Michael D. Dingman, Jr.
                  Chief Financial Officer
                  Intrado Inc.
                  6285 Lookout Road
                  Boulder, Colorado  80301
                  (303) 581-5600

You may also want to refer to our web site at www.intrado.com. However, our web site is not a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Intrado and the selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

About Intrado Inc........................................................    2
Risk Factors.............................................................    2
Cautionary Note About Forward-Looking Statements.........................    6
Description of Common Stock..............................................    7
Selling Stockholders.....................................................    7
Plan of Distribution.....................................................    8
Legal Opinion............................................................    8
Experts..................................................................    9
Where You Can Find More Information......................................    9





                                  COMMON STOCK
                                $0.001 PAR VALUE


                                  INTRADO INC.


                                   PROSPECTUS


                                  JULY 27, 2001